Exhibit 10.16

HERITAGE OAKS BANCORP SEVERANCE POLICY

DECEMBER 11, 2016

Heritage Oaks Bancorp (“Heritage Oaks” or the “Bank”) has adopted this severance policy (the “Policy”) to assist employees in the event that the Bank is involved in a corporate transaction and is not the surviving entity (a “Transaction”). When these types of corporate transactions occur, restructuring and job redundancies often impact employees. This Policy is designed to provide severance compensation to Heritage Oaks employees whose jobs are eliminated when the Transaction takes effect or within 180 days following the Transaction.

The severance compensation is outlined below and is based upon a general formula of two weeks of pay per year of completed service with Heritage Oaks, paid as a lump sum, subject to the following minimums and maximums:

Employment Category	Minimum	Maximum
Non-Officers	1 month	6 months
Assistant Vice Presidents	2 months	6 months
Vice Presidents	3 months	6 months
Senior Vice Presidents	6 months	6 months

Who is Eligible for Severance Benefits?

Heritage Oaks employees who are actively employed by Heritage Oaks on the date any Transaction takes legal effect (the “Closing Date”) are eligible for severance benefits under this Policy if they are terminated without “Cause” on or before the 180th calendar day following the Closing Date, subject to the terms and conditions described in this Policy.

Employees must sign the Severance and Release Agreement in the form attached as Exhibit A to this Policy (“Severance Agreement”) and abide by the promises made in the Severance Agreement to be eligible to receive severance benefits.

Who is Not Eligible for Severance Benefits?

Employees will not be eligible for severance benefits if:

•                  The employment relationship is terminated for “Cause”

•                  The employee voluntarily resigns his/her employment, including by not accepting a Comparable Job (as defined below)

•                  The employee is entitled to severance or termination benefits under any written agreement or individual arrangement in effect on the date of his/her termination

•                  The employment relationship terminates due to the employee’s death

•                  The individual is an independent contractor or consultant, or the employee is a worker on the payroll of a temporary agency

•                  The employee fails to sign the Severance Agreement in the timeframe specified in that agreement

•                  The employee fails to abide by the promises made in the Severance Agreement

Severance benefits under this Policy are in lieu of all other severance or termination benefits that would otherwise be provided to terminating employees under any other Heritage Oaks plan, policy or practice.

What is Cause?

For purposes of this Policy, a termination for “Cause” means that employment is terminated because: (1) the employee fails to perform adequately the job duties requested of him/her by Heritage Oaks or the successor entity through the date his/her position is eliminated; (2) the employee fails to support the Transaction with the employee’s co-workers, customers, or other external parties at Heritage Oaks or the successor entity by, for example, making derogatory statements about Heritage Oaks, the successor entity or the Transaction; (3) the employee encourages employees or customers of Heritage Oaks or the successor entity to leave or stop doing business with either bank or the employee otherwise directly or indirectly solicits them; (4) the employee engages in illegal conduct or misconduct of any kind; (5) the employee fails to abide by the written policies of the bank which employs the employee, or behaves in a manner or takes actions that are detrimental to either bank, or (6) the employee rejects an offer of a Comparable Job.

What is a Comparable Job?

A Comparable Job means continued employment by the successor entity in a position (1) which is offered to the employee prior to the employee’s termination date; (2) which provides wages substantially similar to that of the position the employee held prior to the Closing Date; and (3) which does not require that the employee commute more than (A) 35 miles (one way) from the employee’s home or (B) the employee’s previous commute mileage from the employee’s home to the employee’s prior work location, whichever is greater.

If an employee is offered a job which is a Comparable Job, and the employee chooses not to accept it, the employee will not be eligible for severance benefits.

If an employee is offered a job which is not a Comparable Job, and the employee chooses not to accept it, the employee will be eligible for severance benefits, provided the employee meets the other eligibility terms and conditions described in this Policy. In these circumstances, in order for the employee to be eligible for severance, the employee must notify the successor entity in writing of his/her intent to reject the job offer and resign his/her employment (“Reject and Resign”) within 5 days of receiving the offer, or if the offer is made prior to the Closing Date, the employee must notify the successor entity in writing of his/her intent to Reject and Resign within five days of the Closing Date. If the successor entity does not provide the employee with a Comparable Job within five business days after the employee provides written notice of intent to Reject and Resign, then the employee will be eligible for severance benefits.

When Will Employees Receive Their Severance Benefits?

An employee will be paid a lump-sum cash severance payment no later than the 60th day after his/her termination date and only if he or she has signed and returned the Severance Agreement in accordance with the instructions provided and the Severance Agreement has become irrevocable prior to such 60th day.

Termination of Policy

This Policy has been approved for the sole purpose of assisting Heritage Oaks employees who may be displaced as a result of a Transaction and no employee shall be eligible for the severance described in this Policy unless a Transaction is consummated. This Policy will terminate automatically on the 180th day following the Closing Date of any applicable Transaction.